Exhibit 23.16

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 7, 2014, with respect to the consolidated and combined financial statements of Foundation HA Energy Generation, LLC as of December 31, 2013 and 2012 and for the years then ended included in the Registration Statement on Form S-1 and related Prospectus of Sol-Wind Renewable Power, LP for the registration of common units representing limited partnership interests.

/s/ Ernst & Young LLP
Hartford, Connecticut
January 20, 2015